Exhibit 3(i)(g)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATION OF INCORPORATION

OF RUBICON FINANCIAL INCORPORATED

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Rubicon Financial Incorporated (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.

That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted recommending an amendment to the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at the next annual meeting of the shareholders of the Company.

2.

That the shareholders of the Company duly approved said proposed amendment at the Company’s 2007 annual meeting of shareholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware

3.

That the following amendment to the Amended and Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED:  That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company, be and hereby is deleted in its entirety and replaced with the following:

FOURTH: The total number of shares which the corporation is authorized to issue is Fifty Million (50,000,000) Common shares, and Ten Million (10,000,000) Preferred shares, each of which are to be $0.001 par value. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, unless a vote of any other holders is required pursuant to a Certificate of Designation establishing a series of Preferred Stock.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this is the act and deed of the Company and that the facts stated herein are true, this 30th day of July, 2007

Rubicon Financial Incorporated

By:/s/ Terence Davis
Terence Davis
President